As filed with the Securities and Exchange Commission on August 18, 2026

Registration Statement No. 333-296686

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ZEROSTACK CORP.

(Exact name of registrant as specified in its charter)

State of Texas	8071	98-1956033
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2626 Cole Ave, Suite 300

Dallas, TX 75204

(956) 923-4188

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C T Corporation System
1999 Bryan Street, Suite 900
Dallas, TX 75201-3136
(214) 979-1172

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Richard Raymer

Nicholas Arruda

Dorsey & Whitney LLP
Toronto-Dominion Centre

66 Wellington St. W, Suite 3400

Toronto, ON M5K 1E6, Canada

(416) 367-7388

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This registration statement shall hereinafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-296686 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by ZeroStack Corp., a Texas  corporation (“ZeroStack Texas”), as the successor to ZeroStack Corp., a corporation formed under the laws of Ontario (“ZeroStack Ontario”). The Registration Statement was declared effective on June 17, 2026. Subsequently, effective 4:05 p.m. Eastern Daylight Time on August 18, 2026, ZeroStack Ontario changed its jurisdiction of incorporation from the province of Ontario, Canada to the State of Texas, as described further below (the “Continuance”). ZeroStack Texas expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Continuance, ZeroStack Ontario, and, as of any time after the Continuance, ZeroStack Texas. The information contained in this Amendment sets forth additional information to reflect the Continuance. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Continuance will not reflect the change in our jurisdiction of incorporation or capital structure.

The Continuance was effected in the manner described in the section of the Registration Statement titled "Proposal 6 - Approval of the Continuance Proposal." In the Continuance, ZeroStack Ontario discontinued its existence as a corporation under Section 181 of the Business Corporations Act (Ontario) (the "OBCA") and, pursuant to a "conversion" under Section 10.102 of the Texas Business Organizations Code (the "TBOC"), also referred to a "continuance" under Section 181 of the OBCA, continued its existence under the TBOC as a corporation incorporated in the State of Texas. The business, assets and liabilities of the Company, as well as its principal place of business and fiscal year, were the same immediately after the Continuance as they were immediately prior to the Continuance. In addition, the directors and executive officers of the Company immediately after the Continuance were the same individuals who were directors and executive officers, respectively, of ZeroStack Ontario immediately prior to the Continuance.

As a result of and upon the effective time of the Continuance, among other things, each common share, no par value, of ZeroStack Ontario issued and outstanding immediately prior to the Continuance, converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $ 0.0001 per share, of ZeroStack Texas.

Therights of holders of ZeroStack Texas’ common stock are now governed by its Texas certificate of formation, its Texas bylaws and the TBOC, each of which is described in ZeroStack Ontario’s proxy statement/prospectus, relating to the Continuance, which was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) on June 17, 2026 (the “Final Prospectus”). The Final Prospectus formed part of the Registration Statement.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the TBOC, the certificate of formation of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the certificate of formation, to the corporation or its shareholders for monetary damages for an act or omission by the person in the person's capacity as a director or officer. However, the TBOC does not authorize elimination or limitation of liability to the extent the director or officer is found liable under applicable law for:

any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;

any act or omission not in good faith that constitutes a breach of duty of the director or officer to the corporation or that involves intentional misconduct or a knowing violation of law;

any transaction from which the director or officer receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's duties; or

an act or omission for which the liability of the director or officer is expressly provided by an applicable statute.

The Registrant's Texas certificate of formation provides that, to the fullest extent permitted by the TBOC from time to time, the Registrant's directors and officers are not liable to the Registrant or its shareholders for monetary damages for an act or omission by any such person in such person's capacity as a director or officer.

The TBOC provides that a corporation must indemnify a director or former director against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director, or is or was serving as a representative of another enterprise or organization or an employee benefit plan while serving as a director, if the director or former director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors where indemnification is not mandated by the TBOC; however, such permissive indemnification is subject to certain limitations and the director satisfying specified standards of conduct. The TBOC also provides that officers must be indemnified to the same extent as directors are required to be indemnified under the TBOC and that a court may also order indemnification under various circumstances. In addition, the TBOC permits indemnification in certain circumstances in which the Registrant would not otherwise have the power to do so under the provisions of the TBOC or the Registrant's charter or bylaws if that indemnification is approved by the Registrant's shareholders.

The Registrant's Texas certificate of formation provides that, to the fullest extent permitted by the TBOC, the Registrant shall have the power to indemnify any person made or threatened to be made a party to a proceeding by reason of the fact that he or she is or was a director, officer, employee, agent or other representative of the Registrant, any predecessor of the Registrant or any subsidiary or affiliate of the Registrant, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor to the Corporation.

The Registrant's Texas bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, agent or other representative of another corporation or other enterprise or organization, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Registrant or in any other capacity while serving as a director or officer of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the TBOC against all expenses, liability and loss reasonably incurred by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Company and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The Registrant's bylaws also provide that the audit committee of the Registrant's board of directors may, but is not required to, cause the Registrant to pay expenses incurred in defending any such proceeding in advance of its final disposition, provided that, if the TBOC requires, expenses shall be advanced only after delivery to the Registrant of (a) a written affirmation of the indemnitee's good faith belief that the indemnitee has met the standard of conduct necessary for indemnification under the TBOC and (b) a written undertaking to repay all amounts so advanced if it is ultimately determined by final judicial determination that such indemnitee has not met the standard necessary for indemnification under the TBOC.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to the Registrant's directors, officers and controlling persons, the Registrant has been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The TBOC permits the Registrant to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person's status in such capacity. Pursuant to this authority, the Registrant maintains such insurance for the officers, employees, directors and agents of the Registrant and its subsidiaries.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description

3.1	Certificate of Formation of ZeroStack Corp., dated August 18, 2026 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on August 18, 2026).

3.2	Bylaws of ZeroStack Corp. (incorporated by reference to Exhibit 3.2 to Form 8-K filed on August 18, 2026).

5.1	Opinion of Dorsey & Whitney LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement on Form S-4 filed on June 10, 2026)

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

23.2	Consent of Davidson & Company, LLP, independent registered public accounting firm.

Item 22. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 18, 2026	ZEROSTACK CORP.

	By:	/s/ Daniel Reis-Faria
Daniel Reis-Faria
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel Reis-Faria	Chief Executive Officer and Director	August 18, 2026
Daniel Reis-Faria	(Principal Executive Officer)

/s/ Dany Vaiman	Chief Financial Officer	August 18, 2026
Dany Vaiman	(Principal Financial and Accounting Officer)

/s/ Michael Heinrich	Executive Chairman and Director	August 18, 2026
Michael Heinrich

/s/ Edward Woo	Director	August 18, 2026
Edward Woo

/s/ Manfred Leventhal	Director	August 18, 2026
Manfred Leventhal

/s/ Laurence Zeifman	Director	August 18, 2026
Laurence Zeifman